EXHIBIT 10.1
                                October 22, 2008


Affinity Technology Group, Inc.
1310 Lady Street
Suite 601
Columbia, SC 29201

RE:    Intellectual Property Transactions & Licensing Services
       -------------------------------------------------------


Dear Joseph A. Boyle:

This letter (the "Agreement") will confirm the retention of IP Investments Group LLC ("IPI") by Affinity Technolgy Group, Inc. ("Client"), on an exclusive basis, to provide independent professional services in connection with the potential sale or licensing of Client's patent portfolio ("the Portfolio") as specified in Exhibit A.


SCOPE OF ENGAGEMENT SERVICES:
-----------------------------

In particular, IPI will: (1) assist Client in identifying Entity(ies) which might be interested in acquiring and/or licensing the Portfolio, (2) attempt to negotiate financial terms and conditions for the acquisition and/or licensing of the Portfolio with such Entity(ies) pursuant to terms established by Client, and
(3) assist Client in connection with collection of compensation from such Entity(ies). For purposes of this engagement, Entity(ies) includes any company, party, or individual that IPI has: (1) held discussions with regarding the Portfolio, and/or (2) sent information to regarding the Portfolio. Client agrees to have IPI contact any company, party, or individual that contacts Client directly regarding the Portfolio during the term of this Agreement.


CONFIDENTIALITY OF PROPRIETARY AND SENSITIVE INFORMATION:
---------------------------------------------------------

IPI acknowledges that all materials disclosed to it by Client, and the work it performs for Client hereunder, are confidential and proprietary, and IPI will abide by all reasonable restrictions placed on it by Client on the dissemination of such materials and work. All employees of IPI have signed confidentiality agreements containing obligations to protect the confidentiality of such material. Any and all studies, reports, surveys of data, client information packages or other information prepared by IPI in connection with its work for Client in connection with this Agreement shall be the property of Client.

FEE AND BILLING ARRANGEMENTS:
-----------------------------

   (A) COMMISSIONS:
       ------------

         In connection with the services provided under this Agreement, Client shall pay IPI a commission on total compensation received (whether in cash or forms other than cash) by Client from an Entity(ies) ("Success Fee Commission"). IPI's Success Fee Commission shall be based on the following scale for total compensation received for the Portfolio:

         ---------------------------------- -----------------------------------
               SUCCESS FEE COMMISSION           TOTAL COMPENSATION RECEIVED

         ---------------------------------- -----------------------------------
                       20.0%                         $0 - $1,000,000

         ---------------------------------- -----------------------------------
          25.0% of incremental increase in             > $1,000,000
           compensation above prior level

         ---------------------------------- -----------------------------------


         As an example, if the total compensation received by Client for a transaction was $1,500,000, then IPI's Success Fee Commission would be $325,000, as calculated below:

                 ---------------------- -------- ---------------------
                         TOTAL
                      COMPENSATION        RATE        SUCCESS FEE
                        RECEIVED                      COMMISSION

                 ---------------------- -------- ---------------------
                       $1,000,000          20%          $200,000

                         $500,000          25%          $125,000

                 ---------------------- -------- ---------------------
                       $1,500,000                       $325,000

                 ---------------------- -------- ---------------------


         If there is more than one transaction involving the Portfolio that results in compensation received by Client from more than one transaction, IPI's Success Fee Commission shall be based on the total compensation received by Client from an Entity(ies) from all such transactions. Accordingly, any compensation received from transaction(s) subsequent to the first transaction shall be cumulative in terms of calculating IPI's Success Fee Commission in the table above.

         As an example, if the compensation received by Client for a first transaction involving patents ABC in the Portfolio was $1,000,000 and the compensation received by Client for a second transaction involving different patents DEF in the Portfolio was $1,000,000, then IPI's Success Fee Commission would be $450,000, as calculated below:

         ----------------- ---------------- -------- -----------------
            TRANSACTION      TOTAL MONIES     RATE      SUCCESS FEE
                               RECEIVED                  COMMISSION

         ----------------- ---------------- -------- -----------------
                 1            $1,000,000       20%         $200,000

                 2            $1,000,000       25%         $250,000

         ----------------- ---------------- -------- -----------------
                              $2,000,000                   $450,000

         ----------------- ---------------- -------- -----------------


         IPI's Success Fee Commission shall be due and payable to IPI within thirty (30) days upon Client's receipt of compensation from an Entity(ies).

   (B) EXPENSES:
       ---------

         Client agrees that in addition to any other compensation IPI receives under this Agreement, Client will pay and reimburse IPI for out-of-pocket expenses incurred at cost in connection with this engagement, including ordering patent file histories, FedEx charges, postage, conference call and long distance charges, reasonable travel, photocopies, etc. Client and IPI agree that these fees will be paid out of the proceeds of the sale.


TERM AND TERMINATION:
---------------------

     (A) TERM. The term of this Agreement shall begin on the date of acceptance by Client, as specified in the signature block below, and shall continue until terminated as provided for below.

     (B) MUTUAL TERMINATION. Both Client and IPI jointly agree to evaluate the go-forward status and success of the services provided under this Agreement at any time deemed necessary, and to the extent mutually agreed, the parties may modify the terms of this Agreement or agree to terminate this Agreement ("Mutual Termination"). In the event of a Mutual Termination, IPI will be entitled to payment of Success Fee Commissions on compensation that has been received by Client from any Entity(ies) prior to the date of Mutual Termination plus future Success Fee Commissions, if applicable, related to agreements executed with any Entity(ies) prior to such termination.

     (C) CLIENT UNILATERAL TERMINATION. Client may terminate this Agreement upon thirty (30) days written notice to IPI via facsimile and regular mail at the address set forth above or such other address IPI may designate ("Client Unilateral Termination"). In the event of a Client Unilateral Termination, IPI will be entitled to payment of Success Fee Commissions on compensation that has been received by Client from any Entity(ies) prior to the date of Client Unilateral Termination plus future Success Fee Commissions, if applicable, related to agreements executed with any Entity(ies) prior to such termination. Also, for twelve (12) months after the date of Client Unilateral Termination, if any Entity(ies) becomes an acquirer and/or licensee of the Portfolio, IPI will be entitled to payment of Success Fee Commissions that would have been due if this Agreement had still been in effect.

     (D) IPI TERMINATION. IPI may terminate this Agreement at any time upon thirty (30) days written notice to Client via facsimile and regular mail at the address set forth above ("IPI Termination"). In the event of an IPI Termination, IPI will be entitled to payment of Success Fee Commissions on compensation that has been received by Client from any Entity(ies) prior to the date of IPI Termination plus future Success Fee Commissions, if applicable, related to Agreements executed with any Entity(ies) prior to such termination.

     (E) BONA FIDE OFFER. Notwithstanding the foregoing, if Client has received a bona fide offer from an Entity(ies) prior to the date of termination (any of the above-referenced termination types) and a transaction is completed with such Entity(ies) in the future after such termination, IPI will be entitled to payment of future Success Fee Commissions on compensation received by Client from such Entity(ies)

     (F) TERMINATION FOR CAUSE. If Client believes IPI has failed to perform a material obligation under this Agreement that is so fundamental that the failure defeats the essential purposes of this Agreement, then Client may provide written notice to IPI describing the alleged breach in reasonable detail. If IPI does not, within thirty (30) days after receiving such written notice, either: (1) cure the breach, or (2) if the breach is not one that can reasonably be cured within thirty (30) days, develop a plan as mutually agreed to by both parties to cure the breach and diligently proceed according to the plan until the breach has been cured, then Client may terminate this Agreement ("Termination for Cause"). In the event of a Termination for Cause, IPI shall not be entitled to any future Success Fee Commissions related to Agreements executed with any Entity(ies) prior to the date of such Termination for Cause. IPI will only be entitled to payment of Success Fee Commissions on compensation that has been received by Client from any Entity(ies) prior to the date of such termination.


CONDITIONS AND LIMITATIONS:
---------------------------

     (A) NO GUARANTEES. The parties acknowledge that IPI has not guaranteed that any Entity(ies) will enter into an agreement with Client or that any transaction will ultimately occur, and that IPI has not advised Client with respect to the validity of any of its patents, trademarks, or other intellectual property nor is IPI expected to opine on infringement by any Entity(ies) or other party(ies). The parties also acknowledge that Client has not made any guarantees with respect to the validity or enforceability of any of its patents.

     (B) LIMITATION OF LIABILITY. Except for breach of the confidentiality and indemnification obligations contained in this Agreement, the parties agree that the total liability of each party, its officers, directors, principals, employees, agents, and subcontractors, for all claims of any kind arising out of this Agreement shall not exceed the fees paid by Client to IPI up to the date such claim arose. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES, REGARDLESS OF THE THEORY OF LIABILITY, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES ACKNOWLEDGE THAT THESE EXCLUSIONS OF POTENTIAL DAMAGES WERE AN ESSENTIAL ELEMENT OF THIS AGREEMENT. Neither party shall be liable for any loss nor destruction of any valuable documents provided to the other party and each party shall be responsible for insuring its own such documents against loss or destruction. Client agrees to defend, indemnify and hold harmless IPI for any third-party claims which may arise from IPI's provisions of services under this Agreement.

     (C) GOVERNING LAW AND VENUE. This Agreement and all matters arising out of or relating to this Agreement will be governed by the laws of the State of Georgia, without reference to its choice of law principles to the contrary. The parties submit to the exclusive jurisdiction and venue of the courts of the State of Georgia.


CONCLUSION:
-----------

If you wish to engage us to provide the services specified in this Agreement, please sign in the space below and return a copy of this letter to us via regular mail, fax, or email (pdf version) at your earliest convenience.

We look forward to providing our services in connection with this matter. If you have any questions, please do not hesitate to call me at (404) 962-8742.


Very truly yours,

IP Investments Group LLC

By:      /S/ Michael W. McLaughlin
         -------------------------
         Michael W. McLaughlin
         Principal


AGREED TO AND ACCEPTED:

By:      /S/ Joseph A. Boyle
         -------------------
Date:    October 22, 2008

                                    Exhibit A
                                    ---------


Patent Numbers:

   o     U.S. Patent No. 5,537,315
   o     U.S. Patent No. 5,870,721
   o     U.S. Patent No. 5,940,811
   o     U.S. Patent No. 6,105,007
   o     Any related U.S. or foreign applications and/or issued patents